Exhibit 99.1

Harvard Bioscience Announces Second Quarter 2023 Financial Results

•	Q2 Revenues of $28.8 million
•	Q2 GAAP operating income $0.8 million, adjusted operating income $3.6 million
•	Strong H1 operating cash flow drove net debt reduction of $5.4 million

HOLLISTON, Mass., August 8, 2023 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) (the “Company”) today announced financial results for the second quarter ended June 30, 2023.

Jim Green, Chairman and CEO said, “We are encouraged by the continuation of a strong start to the fiscal year, with growth from new products and our improved portfolio largely offsetting the revenue from discontinued low margin products that we obsoleted last year.”

Green continued, “New products launched in 2022 demonstrate our ability to leverage our recognized technical leadership in academic research and discovery into industrial applications for CRO, pharma and biotech customers, as shown by our initial success in bio-production and in high-capacity behavioral systems. In addition, in the first half of 2023, we began shipping our innovative second-generation MEA (multi electrode array) systems designed for testing at the cell and developing organoid level.”

Financial Results Summary
($ in millions except per share data)	Q2 2023	Q2 2022	H1 2023	H1 2022
Revenues	$28.8	$29.2	$58.7	$58.0
Gross Margin	58.0%	57.0%	59.6%	56.6%
Operating Income (GAAP)	$0.8	$4.0	$2.5	$(2.7)
Adjusted Operating Income	$3.6	$3.1	$8.0	$5.4
Net (Loss) Income (GAAP)	$(1.0)	$2.4	$(0.4)	$(4.4)
Diluted (Loss) Earnings Per Share (GAAP)	$(0.02)	$0.06	$(0.01)	$(0.11)
Diluted Adjusted Earnings Per Share	$0.04	$0.05	$0.09	$0.08
Adjusted EBITDA	$3.9	$3.4	$8.7	$6.1
Adjusted EBITDA Margin	13.6%	11.6%	14.7%	10.5%
Cash Flow provided by (used in) Operations	$3.6	$(0.2)	$5.4	$(2.2)
Net Debt*	$37.8	$45.2	$37.8	$45.2

* Debt outstanding plus unamortized deferred financing costs, less cash and cash equivalents as of period end.

Second Quarter 2023 Highlights

For the second quarter of fiscal 2023, the Company reported revenues of $28.8 million, compared to $29.2 million in the second quarter of fiscal 2022. Second quarter revenues include a net reduction of $1.6 million from discontinued products compared to the second quarter of last year. Gross margin for the three months ended June 30, 2023 was 58.0% compared with 57.0% in the comparable quarter of the prior year.

Operating income for the second quarter of fiscal 2023 was $0.8 million, compared to $4.0 million in the same prior year quarter, which included a favorable reversal of litigation reserves of $4.9 million. Adjusted operating income for the second quarter of 2023 was $3.6 million compared to $3.1 million in the prior year period.

Net loss for the second quarter of 2023 was ($1.0) million, including a $1.6 million mark to market reduction of marketable securities, compared to net income of $2.4 million in Q2 2022 which included the aforementioned reversal. Adjusted EBITDA for the second quarter of 2023 was $3.9 million, compared to adjusted EBITDA of $3.4 million in Q2 2022.

Cash provided by operations for the second quarter of 2023 was $3.6 million and net debt was reduced by $3.2 million.

First Half 2023 Highlights

For the six months ended June 30, 2023, revenues were $58.7 million, compared to $58.0 million in the same period a year ago. First half 2023 revenues include a net reduction of $2.8 million from discontinued products compared to the first half of last year. Gross margin for the six months ended June 30, 2023 was 59.6% compared with 56.6% in the comparable period of the prior year.

Operating income for the first half of 2023 was $2.5 million, compared to an operating loss of ($2.7) million in the first half of 2022, which included a litigation reserve of $0.3 million. Adjusted operating income for the first six months of 2023 was $8.0 million compared to $5.4 million in the prior year period.

Net loss for the first half of 2023 was ($0.4) million, including a $1.6 million mark to market reduction of marketable securities, compared to a net loss of ($4.4) million for the comparable period of 2022, including the aforementioned reserve. Adjusted EBITDA for the six months ended June 30, 2023 was $8.7 million, compared to adjusted EBITDA of $6.1 million for the comparable period of 2022.

Cash provided by operations was $5.4 million and net debt was reduced by $5.4 million in the first half of 2023.

2023 Guidance

We expect revenues of approximately $116 million to $120 million for the full year 2023. This expected growth anticipates an approximate 4 percentage point headwind from discontinued products. For the year 2023, we expect gross margins of approximately 60% and adjusted EBITDA margins in the 15% to 17% range. We also remain on the path to reduce our net leverage ratio to approximately 2X by the end of this year.

This press release includes certain financial information presented on an adjusted, or non-GAAP, basis. For additional information on the non-GAAP financial measures included in this press release, please see “Use of Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

Net leverage ratio is defined under our credit agreement as our net debt divided by our trailing twelve months adjusted EBITDA.

Webcast and Conference Call Details

In conjunction with this announcement, Harvard Bioscience will be hosting a conference call and webcast today at 8:00 a.m. Eastern Time. A presentation that will be referenced during the webcast will be posted to our Investor Relations website shortly before the webcast begins.

Analysts who want to join the call and ask a question must register here (https://register.vevent.com/register/BIf2b2c9a478fe4e13864dc5454c777e78). Once registered, you will receive the dial-in numbers and a unique PIN number.

Participants who want to join the audio-only webcast should go to our events and presentations on the investor website here (https://investor.harvardbioscience.com/events-and-presentations).

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information, including adjusted operating income (loss), adjusted net income (loss), adjusted EBITDA, adjusted EBITDA margin, adjusted diluted earnings (loss) per share and net leverage ratio. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures have excluded certain expenses and income resulting from items that we do not believe are representative of the underlying operations of the business. Items excluded include stock-based compensation, amortization of intangibles related to acquisitions, litigation settlement, restructuring and other costs, unrealized gain/loss on equity securities and income taxes. They also exclude the tax impact of the reconciling items. Management believes that this non-GAAP financial information is important in comparing current results with prior period results and is useful to investors and financial analysts in assessing the Company’s operating performance. Non-GAAP historical financial statement information included herein is accompanied by a reconciliation to the nearest corresponding GAAP measure which is included as exhibits below in this press release.

With respect to forward-looking measures, we provide an outlook for adjusted EBITDA margin, and net leverage ratio. Many of the items that we exclude from these forward-looking measure calculations are less capable of being controlled or reliably predicted by management. These items could cause the forward-looking measures presented in our outlook statements to vary materially from our GAAP results.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP and may be different than other companies’ non-GAAP financial information.

About Harvard Bioscience

Harvard Bioscience, Inc. is a leading developer, manufacturer and seller of technologies, products and services that enable fundamental advances in life science applications, including research, pharmaceutical and therapy discovery, bio-production and preclinical testing for pharmaceutical and therapy development. Our customers range from renowned academic institutions and government laboratories to the world’s leading pharmaceutical, biotechnology and contract research organizations. With operations in North America, Europe, and China, we sell through a combination of direct and distribution channels to customers around the world.

For more information, please visit our website at www.harvardbioscience.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions or statements that do not relate to historical matters. Forward-looking statements include, but are not limited to, information concerning expected future financial and operational performance including revenues, gross margins, earnings, cash and debt position, growth and the introduction of new products, and the strength of the Company’s market position and business model. Forward-looking statements are not guarantees of future performance and involve known and unknown uncertainties, risks, assumptions, and contingencies, many of which are outside the Company’s control. Risks and other factors that could cause the Company’s actual results to differ materially from those described its forward-looking statements include those described in the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K as well as in the Company’s other filings with the Securities and Exchange Commission. Forward-looking statements are based on the Company’s expectations and assumptions as of the date of this document. Except as required by law, the Company assumes no obligation to update forward-looking statements to reflect any change in expectations, even as new information becomes available.

Investor Inquiries:

Harvard Bioscience, Inc.

Investor Relations

investors@harvardbioscience.com

(508) 893-3120

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Revenues	$28,759	$29,208	$58,734	$57,986
Cost of revenues	12,086	12,571	23,715	25,172
Gross profit	16,673	16,637	35,019	32,814

Operating expenses:
Sales and marketing expenses	6,178	6,587	12,156	13,274
General and administrative expenses	5,353	5,981	11,687	12,306
Research and development expenses	2,957	3,497	5,854	6,717
Amortization of intangible assets	1,389	1,454	2,777	2,920
Litigation settlement	-	(4,880)	-	311
Total operating expenses	15,877	12,639	32,474	35,528

Operating income (loss)	796	3,998	2,545	(2,714)

Other (expense) income:
Unrealized loss on equity securities	(1,581)	-	(1,581)	-
Interest expense	(941)	(515)	(1,915)	(899)
Other (expense) income, net	(372)	(62)	60	16
Total other expense	(2,894)	(577)	(3,436)	(883)
(Loss) income before income taxes	(2,098)	3,421	(891)	(3,597)
Income tax (benefit) expense	(1,118)	986	(533)	848
Net (loss) income	$(980)	$2,435	$(358)	$(4,445)

(Loss) income per common share:
Basic	$(0.02)	$0.06	$(0.01)	$(0.11)
Diluted	$(0.02)	$0.06	$(0.01)	$(0.11)

Weighted-average common shares:
Basic	42,354	41,304	42,204	41,256
Diluted	42,354	42,560	42,204	41,256

HARVARD BIOSCIENCE, INC.

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$4,324	$4,508
Accounts receivable, net	16,903	16,705
Inventories	26,089	26,439
Other current assets	5,301	3,472
Total current assets	52,617	51,124
Property, plant and equipment	3,491	3,366
Goodwill and other intangibles	75,127	77,274
Other long-term assets	11,664	13,596
Total assets	$142,899	$145,360

Liabilities and Stockholders' Equity
Current portion, long-term debt	$3,220	$3,811
Other current liabilities	19,722	19,438
Total current liabilities	22,942	23,249
Long-term debt, net	38,203	43,013
Other long-term liabilities	6,366	6,878
Stockholders’ equity	75,388	72,220
Total liabilities and stockholders’ equity	$142,899	$145,360

HARVARD BIOSCIENCE, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net (loss) income	$(980)	$2,435	$(358)	$(4,445)
Adjustments to operating cash flows	4,615	4,302	7,101	7,120
Changes in operating assets and liabilities	(83)	(6,927)	(1,379)	(4,851)
Net cash provided by (used in) operating activities	3,552	(190)	5,364	(2,176)

Cash flows from investing activities:
Additions to property, plant and equipment	(517)	(442)	(741)	(913)
Acquisition of intangible assets	(108)	-	(108)	-
Proceeds from sale of product line	-	-	512	-
Net cash used in investing activities	(625)	(442)	(337)	(913)

Cash flows from financing activities:
Borrowing from revolving line of credit	1,000	3,800	2,500	5,300
Repayment of revolving line of credit	(2,950)	(3,600)	(5,450)	(3,600)
Repayment of term debt	(750)	(750)	(2,591)	(1,686)
Proceeds from exercise of employee stock options and stock purchases	620	251	724	282
Taxes paid related to net share settlement of equity awards	(295)	(279)	(451)	(780)
Net cash used in financing activities	(2,375)	(578)	(5,268)	(484)

Effect of exchange rate changes on cash	(17)	36	57	11
Increase (decrease) in cash and cash equivalents	535	(1,174)	(184)	(3,562)
Cash and cash equivalents at the beginning of period	3,789	5,433	4,508	7,821
Cash and cash equivalents at the end of period	$4,324	$4,259	$4,324	$4,259

HARVARD BIOSCIENCE, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

GAAP operating income (loss)	$796	$3,998	$2,545	$(2,714)
Stock-based compensation	1,102	1,239	2,255	2,262
Acquired asset amortization	1,398	1,488	2,798	2,992
Restructuring & other	276	1,212	408	2,573
Settlement	-	(4,880)	-	311
Adjusted operating income	$3,572	$3,057	$8,006	$5,424

Operating margin	2.8%	13.7%	4.3%	-4.7%
Adjusted operating margin	12.4%	10.5%	13.6%	9.4%

GAAP net (loss) income	$(980)	$2,435	$(358)	$(4,445)
Stock-based compensation	1,102	1,239	2,255	2,262
Acquired asset amortization	1,398	1,488	2,798	2,992
Restructuring & other	367	1,212	4	2,573
Settlement	-	(4,880)	-	311
Unrealized loss on equity securities	1,581	-	1,581	-
Income taxes	(1,776)	517	(2,115)	(165)
Adjusted net income	1,692	2,011	4,165	3,528
Depreciation	328	340	649	683
Interest and other expense, net	1,222	576	2,258	882
Adjusted income taxes (1)	658	469	1,582	1,013
Adjusted EBITDA	$3,900	$3,396	$8,654	$6,106

Adjusted EBITDA margin	13.6%	11.6%	14.7%	10.5%

Diluted (loss) earnings per share (GAAP)	$(0.02)	$0.06	$(0.01)	$(0.11)

Diluted adjusted earnings per share	$0.04	$0.05	$0.09	$0.08
Weighted-average common shares:

Diluted GAAP	42,354	41,304	42,204	41,256

Diluted Adjusted	44,656	42,560	44,020	42,696

	June 30, 2023	December 31, 2022	June 30, 2022
Total debt	$41,423	$46,824	$48,485
Unamortized deferred financing costs	700	840	979
Cash and cash equivalents	(4,324)	(4,508)	(4,259)
Net Debt	$37,799	$43,156	$45,205

(1) Adjusted income taxes includes the tax effect of adjusting for the reconciling items using the tax rates in the jurisdictions in which the reconciling items arise.

Net leverage ratio is defined under our credit agreement as our net debt divided by our trailing twelve months adjusted EBITDA.